Exhibit 5.4

CONSENT OF INTERNAL QUALIFIED RESERVES EVALUATOR

In connection with Husky Energy Inc.’s Registration Statement on Form F-10 and related short form prospectus dated October 31, 2013, and any amendments thereto, and any documents incorporated by reference therein (the “Registration Statement”), I, Frederick Au-Yeung, hereby consent to the use of and reference to my name and the information derived from my Report on Reserves Data dated January 28, 2013, as described or incorporated by reference in the Registration Statement. I have signed this Consent in my capacity as an employee of Husky Energy Inc. and not in my personal capacity.

By:	/s/ Frederick Au-Yeung
Frederick Au-Yeung, P. Eng
Manager, Reserves
Internal Qualified Reserves Evaluator

Calgary, Alberta, Canada

October 31, 2013